Exhibit 3.1

AMENDMENT TO 1995 RESTATED BYLAWS

OF

RENTRAK CORPORATION

ARTICLE 14

CONTROL SHARE ACT

The provisions of Sections 801 through 816 of the Oregon Business Corporation Act shall not apply to the corporation.